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Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
April 12, 2004	NASDAQ-EVOL

EVOLVING SYSTEMS UPDATES
REVENUE GUIDANCE FOR FIRST QUARTER OF 2004

Accounting Treatment of Large Contract
Causes Deferral of Revenue and Results in Revised Guidance;

Company Plans Investor Conference Call for Tuesday Morning Prior to Market Opening

ENGLEWOOD, Colorado—Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of innovative software solutions for operations and systems integration to many of the largest communications companies in the U.S., today announced that its revenue for the first quarter of 2004 will be in the range of $5.35 million to $5.85 million, which is below the range of $6.5 million to $7.5 million forecasted in the Company's March 8, 2004 earnings release and conference call.

The Company is revising its guidance as a result of the accounting treatment for a $4.3 million custom customer maintenance contract for services and licensed software which was closed in late 2003 and is expected to be delivered over the course of 2004. Based upon the initial review of this contract, the Company anticipated a large portion of the revenue from this contract would be recognized over 2004 as the services were performed. After extensive analysis of the software revenue recognition rules, the Company, in consultation with its auditors, has determined that because the customer is purchasing licensed software and services in addition to maintenance services, the revenue on this contract has to be deferred until all of the licensed software and services are completed. The Company anticipates that the second of two software licenses will be delivered in the fourth quarter of 2004 and accepted in the first quarter of 2005.

Stephen Gartside, chief executive officer, noted, "In executing this contract, we responded to one of our largest customers' request to customize our standard maintenance services and to provide them with additional software and services that better meet their needs. We believe our election to accommodate our customer's request was a sound business decision. Unfortunately, selling more software in conjunction with our maintenance services caused some unexpected consequences under the revenue recognition rules. It's important to note that the economics of this contract haven't changed. It remains a $4.3 million contract that we will substantially perform this year. In fact, we've already collected $3.1 million under this contract.    Evolving Systems' business fundamentals haven't changed and we expect to continue to execute on our growth strategy."

Brian Ervine, chief financial officer, added, "There is always a certain amount of judgment involved in interpreting complex software contracts. In this case, the interpretation of the contract results in a deferral of revenue. Under SOP 97-2, Software Revenue Recognition, we will defer the revenue under this contract until completion. However, we must account for the expenses associated with performing under the contract as we incur them. Thus, in Q1 we will have expenses associated with this contract, but we won't be able to recognize any revenue to offset those expenses. This will continue until the contract is completed, at which time we'll be able to recognize most of the $4.3 million, reserving only a small portion of the contract to cover potential warranty obligation. On an overall basis, the financial impact of the contract will be the same."

Evolving Systems will host a conference call on Tuesday April 13, 2004 at 7:00 a.m. MDT (9:00 am EDT) to discuss this matter further with investors and answer any questions they may have. The call-in numbers are 1-800-240-2134 for domestic toll free and 303-262-2142 for Denver and international. The conference I.D. number is 576933. A telephone replay will be available through April 27, 2004 and can be accessed by calling 1-800-405-2236 or 303-590-3000, passcode 576933#. To access a live webcast of the call, please visit Evolving Systems' web site at www.evolving.com. A replay of the webcast will be accessible at that web site through May 13, 2004.

The Company also plans to host its Q1 2004 earnings call in early May and will review final Q1 financials at that time. Other Q1 financial data that the Company announces today includes estimated Q1 expenses in the range of $5.5 million to $5.7 million, quarter-end cash balance of $21.3 million, up from 2003 year-end cash of $18.0 million, and Q1 2004 bookings of approximately $5.7 million, consisting of an estimated $4.0 million in customer support with the balance in license and services.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ: EVOL) provides innovative software solutions for operations and systems integration to many of the largest communications companies in the U.S. The Company provides local number portability solutions, offers software products that enable carriers to comply with the FCC's number conservation mandates intended to extend the life of the North American Numbering Plan, and offers solutions in the area of network management for monitoring and capacity planning. The Company's ServiceXpress™ methodology and offering is used to accelerate development and integration efforts. Evolving Systems' unique competence as an integration and solutions provider for both operations support systems (OSS) and network solutions positions the Company to accelerate the automation and availability of tomorrow's services for today's tier one carriers and application service providers. For additional information visit www.evolving.com.

CAUTIONARY STATEMENT: This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation reform Act of 1995, based on current expectations, estimates and projections. Specifically, the Company's statements about the contract described in this release, future revenue and expenses, and the Company's growth strategy are forward-looking statements. Readers should not place undue reliance on these forward looking statements and Evolving Systems will not necessarily update these statements to reflect subsequent developments. There are certain important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements. For a more extensive discussion about the Company and the risks associated with the Company's business, please refer to the Company's Form 10-K filed with the SEC on March 22, 2004 and subsequently filed 10-Q and 8-K reports.

CONTACTS:

Investor Relations	Public Relations
Jay Pfeiffer	Johanna Erickson
Pfeiffer High Public Relations, Inc.	Ogilvy Public Relations Worldwide
303-393-7044	303-634-2609
jay@pfeifferhigh.com	johanna.erickson@ogilvypr.com

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EVOLVING SYSTEMS UPDATES REVENUE GUIDANCE FOR FIRST QUARTER OF 2004 Accounting Treatment of Large Contract Causes Deferral of Revenue and Results in Revised Guidance; Company Plans Investor Conference Call for Tuesday Morning Prior to Market Opening